Attn: Mr. Martin

Distribution & Cooperation Agreement

~~Made in 27th May 2008~~ see attached letter from June 11th 2008 !

Between

ELCOM GmbH & Co.KG, a company duly incorporated under the laws of Germany and having its registered office at Talheimer Strasse 32 D-74223, Flein, Germany, (hereinafter "ELCOM")

And

Home Touch Limited, a company duly incorporated under the laws of Hong Kong and having its registered office at 101, Stanhope House, 734 King's Road, Hong Kong, (hereinafter "Home Touch"):

Engagement

Both parties agreed that this is a Distribution & Cooperation Agreement (Agreement) and made in the date written above. ELCOM is appointed Home Touch to Sales, Marketing and Promote ELCOM's products and solutions started from this date.

Definitions

Territory: Means Greater China Region (China, Hong Kong and Macau).
Strategic partner: ELCOM and Home Touch consider themselves as strategic partners in the meaning of developing and maintaining common sales, marketing and development strategy.
Bundled product: Selling ELCOM's products and solutions as a bundled core and/or single products and solutions into Home Touch's and/or Home Touch's partners' solution.
Property Developers: Includes all developers and all subsidiaries and associated companies.

Sales

Both parties agree that Home Touch's parties are authorized to sell ELCOM's products and solutions as stand alone or bundled products in the Territory exclusively.
The delivery term EXW (Incoterm).
The payment term Cash In Advance as follows: 50% due to placement of order, 50% due to message "ready for delivery". For tailor-made products (special request from property developers)
The Payment term for standard Elcom's products will be FULL PAYMENT before shipment.

Products and Services

Home Touch shall sales and marketing only ELCOM's door phone system.
ELCOM shall supply Home Touch with the needed range of standard products.
ELCOM agreed to provide 24months product warranty, beginning from the time, when the commodity products exchange into the sphere of influence of Home Touch or its commissioned and authorized forwarder.
Special price shall be provided by ELCOM to Home Touch for showroom.
A standard discount will be offered to all Elcom's products 45% off from Elcom's LIST PRICE RG2 (discount group).
Home Touch shall develop marketing and sales network for ELCOM's products together with ABB's EIB system and Visiomatic Home System within the Territory.
Home Touch should develop new business opportunities and review with ELCOM for every year.
From the beginning of the contract, both parties aspire within the first 12 months a sales volume of EUR 15,000 or within 24 months a sales volume of EUR 40,000, in case of automatic agreement renewal each year a sales increase of 15%.

Duration

This Agreement shall be valid for 24 months, beginning with current date of contract conclusion.

Term

This Agreement shall be effective as of the date first above written and shall continue for a period of 24 months, both parties shall give to the other a 180-days written notice prior to terminate this Agreement. This Agreement shall become binding and enforceable upon signature thereof by the representatives of both parties and shall be automatically renewed to yearly basis ("Agreement Renewal Term"), unless either party shall give to the other a 180-days written notice prior to the expiry of the respective Agreement Renewal Term stating its intention not to renew, in which case the Agreement shall be terminated on the expiry of the respective Agreement Renewal Term.
The automatic agreement renewal becomes effective, provided for the extension period a Minimum sales volume has been agreed.
In case of non achievement of the agreed sales volume, the contract expires by an extraordinary right of cancellation, immediately affective without previous notice.
All terms of this Agreement are hereby deemed essential.

Non-solicitation Clause

Both parties acknowledge and recognize the highly competitive nature of the businesses and agree not to solicit or entice away from the other's employment (or employment by any member of the other group) any person employed by the other (or any member of the other group) during the term of this Agreement, within 12 months of the termination of the employment and within 24 months of the termination of this Agreement. This clause is to be reciprocal and binding on both parties.

Force Majeure

Neither party hereto shall be liable for any breach of its obligations hereunder resulting from causes beyond its reasonable control, including but not limited to fires, strikes (of its own or other employees), Act of God, earthquake, acts of government, wars, strikes, lockouts, insurrection, riots, embargoes, or regulations of any civil or military authority (an "Event of Force Majeure").
If an Event of Force Majeure shall continue for more than three months, then this Agreement shall automatically terminate without liability on either party.
Each of the parties hereto agrees to give notice forthwith to the other upon becoming aware of an Event of Force Majeure. Such notice shall contain details of the circumstances giving rise to the Event of Force Majeure.

Assignment

Both parties may NOT sell, assign, or transfer any rights or interests created under this Agreement or delegate any of their duties without the prior written consent of the other party. Any such assignment or delegation of either party hereunder without such consent shall be void.

Governing Law

In the case of legal disputes apply the respective national law and the jurisdiction of the defendant party in each case, without reference to the principles of conflict of laws. In addition, we refer in this connection to our general terms and conditions.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

For and on behalf of ELCOM GmbH & Co. KG By: ~~Anton Doerner, CEO~~ Jörg Bornkal	For and on behalf of HomeTouch Limited By: Ng Tze Lung David Gunawan

ELCOM.

ELCOM GmbH & Co. KG
Talheimer Strasse 32 • D-74223 Flein
Tel. 07131/588-0 • Fax 07131/588-200
E-Mail: info@elcom.de • www.elcom.de

ELCOM GmbH & Co. KG • Talheimer Strasse 32 • D-74223 Flein
Hometouch
101, Stanhope House
734 King's Road

Hongkong

Your contact:

Jörg Bonkat
Tel. 07131/588-103
joerg.bonkat@elcom.de

Flein, 11.06.2008

Ref.: Distribution & Cooperation Agreement

Dear Mr. Gunawan,

enclosed I send you the signed contract "Distribution & Cooperation Agreement".

First I would point out that in our opinion (see email dated 28 May 2008) we noted as follows:

Condition for the conclusion of the contract or the beginning of the contract is a successful technology training in our location.

Duration approx. 2-3 days, time frame calendar week 26-28.

In order to answer further questions, I stay here to serve you and remain

Yours sincerely,

ELCOM GmbH & Co. KG

ppa. Jörg Bonkat
chief manager of Sales and Marketing